(e)(1)

UNDERWRITING AGREEMENT

VOYA SEPARATE PORTFOLIOS TRUST

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

November 18, 2014

Voya Investments Distributor, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:     Underwriting Agreement

Ladies and Gentlemen:

VOYA SEPARATE PORTFOLIOS TRUST is a Delaware statutory trust operating as an open-end management investment company (hereinafter referred to as the “Trust”). The Trust is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”). The Trust, on behalf of each of the series listed on Schedule A hereto, which may be amended from time to time by Voya Investments Distributor, LLC (each a “Fund,” collectively the “Funds”), desires to offer and sell the authorized but unissued shares of the Funds to the public in accordance with applicable federal and state securities laws.

You have informed us that Voya Investments Distributor, LLC is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority. You have indicated your desire to act as the exclusive principal underwriter for the shares of the Funds. We have been authorized by the Trust to execute and deliver this Agreement to you by a resolution of our Board of Trustees (the “Trustees”) adopted at a meeting of the Trustees, at which a majority of Trustees, including a majority of our Trustees who are not otherwise interested persons of our investment manager or its related organizations, were present and voted in favor of the said resolution approving this Underwriting Agreement.

1.     Appointment of Underwriter. Upon the execution of this Agreement and in consideration of the agreements on your part herein expressed and upon the terms and conditions set forth herein, we hereby appoint you as the exclusive distributor of the shares (other than sales made directly by the Trust without sales charge) and agree that we will deliver to you such shares as may be sold through your efforts. You agree to use your best efforts to promote the sale of the shares, but you are not obligated to sell any specific number of the shares.

2.     Independent Contractor. You will undertake and discharge your obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind the Trust or the Fund by your actions, conduct or contracts, except that you are authorized to accept orders for the purchase or repurchase of the shares as our agent. You may appoint sub-agents or distribute the shares through dealers (or otherwise) as you may determine necessary or desirable from time to time. This Agreement shall not, however, be construed as authorizing any dealer or other person to accept orders for sale or repurchase on our behalf or to otherwise act as our agent for any purpose.

3.     Offering Price. Shares of the Funds shall be offered at a price equivalent to the net asset value. On each business day on which the Trust is open for business, we will furnish you with the net asset value of the shares, which shall be determined and become effective as of the time described in the Funds’ Prospectus. The net asset value so determined shall apply to all orders for the purchase of the shares received by wrap program sponsors prior to the time as of which net asset value is determined, and you are authorized in your capacity as our agent to accept orders and confirm sales at such net asset value; provided that, such sponsors notify you of the time when they received the particular order and that the order is placed with you prior to the time as of which net asset value is determined. In all events, you shall forthwith notify all of the dealers comprising your selling group and the Agent and Custodian(s) of the effective net asset value as received from us. Should we at any time calculate our net asset value more frequently than once each business day, you and we will follow procedures with respect to such additional price or prices comparable to those set forth above in this Section 3.

4.     Orders. You shall promptly advise us of all purchase orders for shares of the Funds received by you. Any order may be rejected by us; provided, however, that we and the Trust will not arbitrarily or without reasonable cause refuse to accept or confirm orders for the purchase of shares of the Funds. We or our agent will confirm orders upon receipt, will make appropriate book entries and, upon receipt by the Trust (or its agent) of payment therefor, will deliver deposit receipts for the shares.

5.     Fees. You shall receive no fee from the Trust for the services provided under this Agreement.

6.     Payment of Shares. At or prior to the time of delivery of any of our shares you will pay or cause to be paid to the Custodian, for our account, an amount in cash equal to the net asset value of such shares.

7.     Redemption. We represent that any of the outstanding shares of the Funds may be tendered for redemption at any time, and we represent that the Trust will repurchase or redeem the shares so tendered in accordance with the Trust’s Declaration of Trust and Bylaws and the applicable provisions of the Funds’ Prospectus. The price to be paid to redeem or repurchase the shares shall be equal to the net asset value determined as set forth in the applicable Prospectus (the “redemption price”).

8.     Registration of Shares. No shares shall be registered on our books until (i) receipt by us of your written request therefor; (ii) receipt by the Custodian and Agent of a certificate signed by an officer of the Trust stating the amount to be received therefor; and (iii) receipt of payment of that amount by the Custodian. We will provide for the recording of all shares purchased in unissued form in “book accounts,” unless a request in writing for certificates is received by the Agent, in which case certificates for shares in such names and amounts as is specified in such writing will be delivered by the Agent, as soon as practicable after registration thereof on the books.

9.     Allocation of Expenses.

(a)     We will be responsible for the following expenses in connection with the sales and distribution of shares of the Fund:

(i)        expenses pertaining to the preparation of our audited and certified financial statements to be included in any amendments (“Amendments”) to our Registration Statement under the 1933 Act, including the Prospectuses and Statements of Additional Information included therein;

(ii)       expenses pertaining to the preparation (including legal fees) and printing of all Amendments or supplements filed with the Securities and Exchange Commission, including the copies of the Prospectuses and Statements of Additional Information included in such Amendments and the first ten (10) copies of the definitive Prospectuses and Statements of Additional Information or supplements thereto, other than those necessitated by or related to your (including your “Parents”) activities where such amendments or supplements result in expenses which we would not otherwise have incurred;

(iii)     expenses pertaining to the preparation, printing, and distribution of any reports or communications, including Prospectuses and Statements of Additional Information, which are sent to our existing shareholders;

(iv)       filing and other fees to federal and state securities regulatory authorities necessary to register and maintain registration of the shares; and

(v)       expenses of the Agent, including all costs and expenses in connection with the issuance, transfer and registration of the shares, including but not limited to any taxes and other governmental charges in connection therewith.

(b)     Except to the extent that you are entitled to reimbursement under the provisions of any of the Distribution Plans for the Fund, you will pay the following expenses:

(i)         expenses of printing additional copies of the Prospectus and Statement of Additional Information and any amendments or supplements thereto which are necessary to continue to offer our shares to the public;

(ii)       expenses pertaining to the preparation (excluding legal fees) and printing of all amendments and supplements to our Registration Statement if the Amendment or supplement arises from or is necessitated by or related to your (including your “Parent”) activities where those expenses would not otherwise have been incurred by us; and

(iii)     expenses pertaining to the printing of additional copies, for use by you as sales literature, of reports or other communications which have been prepared for distribution to our existing shareholders or incurred by you in advertising, promoting and selling our shares to the public.

10.     Furnishing of Information. We will furnish to you such information with respect to our company and its shares, in such form and signed by such of our officers as you may reasonably request, and we warrant that the statements therein contained when so signed will be true and correct. We will also furnish you with such information and will take such action as you may reasonably request in order to qualify our shares for sale to the public under the Blue Sky Laws or in jurisdictions in which you may wish to offer them. We will furnish you at least annually with audited financial statements of our books and accounts certified by independent public accountants, and with such additional information regarding our financial condition, as you may reasonably request from time to time.

11.     Conduct of Business. Other than the currently effective Prospectus and Statement of Additional Information, you will not issue any sales material or statements except literature or advertising which conforms to the requirements of federal and state securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities. You will furnish us with copies of all such material prior to their use and no such material shall be published if we shall reasonably and promptly object.

You shall comply with the applicable federal and state laws and regulations where our shares are offered for sale and conduct your affairs with us and with dealers, brokers or investors in accordance with the Conduct Rules of the Financial Industry Regulatory Authority.

12.     Redemption or Repurchase within Seven Days. If shares are tendered to us for redemption or are repurchased by us within seven (7) business days after your acceptance of the original purchase order for such shares, you will immediately refund to us the full amount of any sales commission (net of allowances to dealers or brokers) allowed to you on the original sale, and will promptly, upon receipt thereof, pay to us any refunds from dealers or brokers of the balance of sales commissions reallowed by you. We shall notify you of such tender for redemption within ten (10) days of the day on which notice of such tender for redemption is received by us.

13.     Other Activities. Your services pursuant to this Agreement shall not be deemed to be exclusive, and you may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares.

14.     Term of Agreement. This Agreement shall become effective on November 18, 2014 or on such later date approved by the Trust’s Board of Trustees, including a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) thereof. Unless terminated as provided herein, the Agreement shall continue in full force and effect for two years from the effective date of this Agreement with respect to the Funds listed on Schedule A. Thereafter, unless earlier terminated with respect to a Fund, this Agreement shall continue in effect from year to year for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not interested persons or parties to this Agreement (other than as Trustees of the Trust), cast in person at a meeting called for the purpose of voting on this Agreement. With respect to any Fund that was added to Schedule A hereto after the date of this Agreement, the Agreement shall become effective on the later of: (i) the date Schedule A is amended to reflect the addition of such Fund under the Agreement; or (ii) the date upon which the shares of the Fund are first sold to the public, subject to the condition that the Fund’s Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Distributor shall have approved this Agreement, with respect to such Fund.

15.     Termination. This Agreement: (i) may be terminated at any time without the payment of any penalty, either by vote of the Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to you; (ii) shall terminate immediately in the event of its assignment; and (iii) may be terminated by you on sixty (60) days’ written notice to us.

16.     Suspension of Sales. We reserve the right at all times to suspend or limit the public offering of the shares upon written notice to you, and to reject any order in whole or in part.

17.     Miscellaneous. This Agreement shall be subject to the laws of the State of Arizona and shall be interpreted and construed to further and promote the operation of the Trust as an open-end investment company. As used herein, the terms shall have the meanings set forth in the 1933 Act and the 1940 Act, as applicable, and the rules and regulations promulgated thereunder.

18.     Liability. Nothing contained herein shall be deemed to protect you against any liability to us or to our shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

19.     Amendment. This Agreement may be amended with respect to the Fund by the parties only if such amendment is specifically approved by (a) the Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and (b) by the vote of a majority of the disinterested Trustees cast in person at a meeting called for the purpose of voting on such amendment.

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If the foregoing meets with your approval, please acknowledge your acceptance by signing each of the enclosed counterparts hereof and returning such counterparts to us, whereupon this shall constitute a binding agreement as of the date first above written.

Very truly yours,

VOYA SEPARATE PORTFOLIOS TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

VOYA INVESTMENTS DISTRIBUTOR, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

VOYA SEPARATE PORTFOLIOS TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya Emerging Markets Corporate Debt Fund

Voya Emerging Markets Hard Currency Debt Fund

Voya Emerging Markets Local Currency Debt Fund

Voya Investment Grade Credit Fund

Voya Retirement Solution 2020 Fund

Voya Retirement Solution 2025 Fund

Voya Retirement Solution 2030 Fund

Voya Retirement Solution 2035 Fund

Voya Retirement Solution 2040 Fund

Voya Retirement Solution 2045 Fund

Voya Retirement Solution 2050 Fund

Voya Retirement Solution 2055 Fund

Voya Retirement Solution Income Fund

Voya Securitized Credit Fund